Exhibit 16.1

July 26, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Ladies and Gentlemen:

We have read Titan Pharmaceuticals, Inc.’s statements included under Item 4.01 of its Form 8-K dated July 26, 2021, and are in agreement with the statements contained therein concerning our firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/ OUM & Co. LLP